As filed with the Securities and Exchange Commission on May 22, 2006

                                       Registration No. 333-______________
     ----------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                                NICE SYSTEMS LTD.
             (Exact Name of Registrant as Specified in Its Charter)

                 ISRAEL                                 N/A
     (State or Other Jurisdiction    (I.R.S. Employer Identification Number)
            of Incorporation)

                                8 Hapnina Street
                                  P.O. Box 690
                                 43107 Ra'anana
                                     Israel
              (Address of Principal Executive Offices ) (Zip Code)

                                NICE SYSTEMS LTD.
                             2003 STOCK OPTION PLAN
                            (Full Title of the Plan)

                                NICE Systems Inc.
                               301 Route 17 North
                                   10th Floor
                          Rutherford, New Jersey 07070
                     (Name and Address of Agent For Service)

                                 (201) 964-2600
          (Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:

                               Adam M. Klein, Adv.
                        Goldfarb, Levy, Eran, Meiri & Co.
                                2 Weizmann Street
                              Tel Aviv 64239 Israel
                                 +972-3-608-9999
 -----------------------------------------------------------------------





                         CALCULATION OF REGISTRATION FEE



                                                                       Proposed Maximum
                                               Proposed Maximum       Aggregate Offering       Amount of
 Title of Securities        Amount To         Offering Price Per             Price          Registration Fee
   To Be Registered     Be Registered (2)            Share
----------------------- ------------------- ------------------------ ---------------------- -----------------
Ordinary Shares, par
value NIS 1.00 per

share (1)                    12,000(3)           $30.33(4)                $363,960               $38.94
----------------------- ------------------- ------------------------ ---------------------- -----------------
Ordinary Shares, par
value NIS 1.00 per
share (1)                    695,000(3)          $30.57(4)                $21,246,150            $2,273.34
----------------------- ------------------- ------------------------ ---------------------- -----------------
Ordinary Shares, par
value NIS 1.00 per
share (1)                    348,500(3)          $51.08(4)                $17,801,380            $1,904.75
----------------------- ------------------- ------------------------ ---------------------- -----------------
Ordinary Shares, par
value NIS 1.00 per
share (1)                    475,556 (3)         $55.37(5)                $26,331,536            $32.43(6)
----------------------- ------------------- ------------------------ ---------------------- -----------------


(1) American Depositary Shares ("ADSs"), evidenced by American Depositary Receipts ("ADRs"), issuable upon deposit of Ordinary Shares, par value NIS 1.00 per share, of NICE Systems Ltd. are registered on a separate registration statement. Each ADS represents one Ordinary Share.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the NICE Systems Ltd. 2003 Stock Option Plan (the "Plan").

(3) 531,056 Ordinary Shares that were reserved for issuance under the NICE Systems Ltd. Amended and Restated 1999 Employee Stock Purchase Plan (the "ESPP") were transferred to the Plan. In addition, the ESPP provides for an annual addition of 250,000 Ordinary Shares. These additional Ordinary Shares will be transferred to the Plan each year for the next four years, until calendar year 2009.

(4) The price is calculated in accordance with Rule 457(h) under the Securities Act based upon the exercise price of the options.

(5) The price is estimated pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the ADRs as quoted on The Nasdaq National Market on May 19, 2006.

(6) A registration fee in the pro-rated amount of $2,785.04 ("Prior Fee Payment") was previously paid for the registration of 1,531,056 Ordinary Shares, which were reserved for issuance under the ESPP, on a Registration Statement on Form S-8 filed with the Commission on December 12, 2003 (File No. 333-111113).

                                EXPLANATORY NOTE

         This Registration Statement on Form S-8 is filed by NICE Systems Ltd. (the "Company") and relates to an additional 1,531,056 ordinary shares, par value NIS 1.00 per share (the "Ordinary Shares"), issuable to participants in the Plan of which 1,531,056 Ordinary Shares were previously reserved for issuance under the ESPP and were registered on a Registration Statement on Form S-8 filed with the Commission on December 12, 2003 (File No. 333-111113).

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION

         Not required to be filed with this Registration Statement. Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), the Registrant, NICE Systems Ltd., a company organized under the laws of the State of Israel (the "Company"), will provide to the respective participants in the NICE Systems Ltd. 2003 Stock Option Plan (the "Plan") the required information with respect to the Plan.

ITEM 2.  REGISTRANT INFORMATION AND PLAN ANNUAL INFORMATION

         Upon written or oral request by a participant in the Plan, the Registrant will provide without charge any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference into the Section 10(a) prospectus) and any documents required to be delivered to participants pursuant to Rule 428(b) of the Securities Act. All such written or oral requests for documents or information should be directed to NICE Systems Ltd. at 8 Hapnina Street, P.O. Box 690, 43107 Ra'anana, Israel, Attention: Corporate Secretary, telephone:
+972-9-775-3777.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission (the "Commission") allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the Commission. Any information referenced this way is considered part of this prospectus, and any information that we file after the date of this prospectus with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents:

         (i) The Company's Report on Form 20-F for the fiscal year ended December 31, 2005, filed with the Commission on May 17, 2006.

         (ii) The Company's Current Reports on Form 6-K (or portions thereof indicated therein as being incorporated by reference into previously filed registration statements) filed with the Commission on March 3, 2006, April 28, 2006, May 10, 2006 and May 18, 2006.

         (iii) The descriptions of our ADSs, ADRs and our Ordinary Shares contained in the Company's Registration Statement on Form F-3 filed with the Commission on August 26, 2005 and including any subsequent amendment or report filed for the purpose of updating such description.

         In addition, any future filings made by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and any future reports on Form 6-K furnished by us to the Commission during such period or portions thereof that are identified in such forms as being incorporated into this Registration Statement, shall be considered to be incorporated in this Registration Statement by reference and shall be considered a part of this Registration Statement from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Exemption of Office Holders

         Under the Israeli Companies Law, as amended (the "Companies Law"), an Israeli company may not exempt an office holder from liability for breach of his duty of loyalty, but may exempt in advance an office holder from liability to the company, in whole or in part, for a breach of his duty of care (except in connection with distributions), provided the articles of association of the company allow it to do so. Our articles of association do not allow us to do so.

Office Holder Insurance

         Our articles of association provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders with respect to:

         o    a breach of his duty of care to us or to another person,

         o a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable grounds to assume that his act would not prejudice our interests, or

         o a financial liability imposed upon him in favor of another person concerning an act performed by him in his capacity as an office holder.

Indemnification of Office Holders

         Our articles of association provide that we may indemnify an office holder against:

         o a financial liability imposed on or incurred by an office holder in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court concerning an act performed in his capacity as an office holder.
              Such indemnification may be approved (i) after the liability has been incurred or (ii) in advance, provided that the undertaking is limited to types of events which our board of directors deems to be foreseeable in light of our actual operations at the time of the undertaking and limited to an amount or criterion determined by our board of directors to be reasonable under the circumstances, and further provided that such events and amounts or criterion are set forth in the undertaking to indemnify, and provided that the total amount of indemnification for all persons we have agreed to indemnify in such circumstances does not exceed, in the aggregate twenty-five percent (25%) of our shareholders' equity at the time of the actual indemnification;

         o reasonable litigation expenses, including attorney's fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and

         o reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him by a court, in proceedings instituted against him by or on our behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for a criminal offense that does not require proof of intent, in each case relating to an act performed in his capacity as an office holder.

         We have undertaken to indemnify our directors and officers pursuant to applicable law. We have obtained directors and officers liability insurance for the benefit of our office holders.



Limitations on Exemption, Insurance and Indemnification

         The Companies Law provides that a company may not exempt or indemnify an office holder, or enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

         o a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

         o a breach by the office holder of his duty of care if the breach was done intentionally or recklessly;

         o any act or omission done with the intent to derive an illegal personal benefit; or

         o    any fine levied against the office holder.


Required Approvals

         In addition, under the Companies Law, any exemption of, indemnification of, or procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, if the beneficiary is a director, by our shareholders. We have obtained such approvals for the procurement of liability insurance covering our officers and directors and for the grant of indemnification letters to our officers and directors.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

         The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

        4.1 Memorandum of Association of NICE Systems Ltd. (an English translation) (previously filed as Exhibit 3.1 to, and incorporated by reference from, NICE's Registration Statement on Form F-3/A (Registration No. 333-127883) filed with the Commission on October 14, 2005).

        4.2 Articles of Association of NICE Systems Ltd. approved by the Annual General Meeting of the Company's shareholders held on September 28, 2005 (previously filed as Exhibit 3.2 to, and incorporated by reference from, NICE's Registration Statement on Form F-3/A (Registration No. 333-127883) filed with the Commission on October 14, 2005).

        4.3 Form of Share Certificate (previously filed as Exhibit 4.1 to, and incorporated by reference from, NICE's Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-99640) filed with the Commission on December 29, 1995).

        4.4   NICE Systems Ltd. 2003 Stock Option Plan (previously filed as
              Exhibit 4.4 to, and incorporated by reference from, NICE's Registration Statement on Form S-8 (Registration No. 333-111112) filed with the Commission on December 12, 2003).

        5     Opinion of Goldfarb, Levy, Eran, Meiri & Co.

        23.1 Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global.

        23.2  Consent of Goldfarb, Levy, Eran, Meiri & Co.
              (included in Exhibit 5).

        24 Power of Attorney (included in signature page of this Registration Statement).

ITEM 9.  UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

             provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
         Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ra'anana, State of Israel, on the 22nd day of May, 2006.

                       NICE SYSTEMS LTD.


                       By:  /s/Ran Oz                       /s/Haim Shani
                            -----------                     --------------
                            Ran Oz                          Haim Shani
                            Corporate Vice President        CEO
                            and Chief Financial Officer

                                POWER OF ATTORNEY

         Know all men by these present, that each individual whose signature appears below constitutes and appoints Ran Oz, Haim Shani, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her place and stead, in any and all capacities, to sign any all amendments (including post-effective amendments) to this Registration Statement and to file the same will all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby rectifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates identified:

     Signature                   Title                             Date

    /s/Ron Gutler        Chairman of the Board of Directors      May 22, 2006
    ------------
    Ron Gutler

    /s/Joseph Atsmon    Vice-Chairman of the Board of Directors  May 22, 2006
    ----------------
    Joseph Atsmon

    /s/Haim Shani        Chief Executive Officer (Principal      May 22, 2006
    -------------                Executive Officer)
    Haim Shani

    /s/Ran Oz           Corporate Vice President and Chief       May 22, 2006
    ------------      Financial Officer (Principal Financial
    Ran Oz            Officer and Principal Accounting Officer)


    /s/Rimon Ben-Shaoul            Director                      May 22, 2006
    -------------------
    Rimon Ben-Shaoul

    /s/Yoseph Dauber               Director                      May 22, 2006
    --------------------
    Yoseph Dauber

                                   Director                      May ___, 2006
    --------
    Dan Falk

    /s/John Hughes                 Director                      May 22, 2006
    ---------------
    John Hughes

    /s/David Kostman               Director                      May 22, 2006
    ----------------
    David Kostman

    /s/Dr. Leora Meridor           Director                      May 22, 2006
    -------------------
    Dr. Leora Meridor




Authorized Representative in the
United States:

NICE SYSTEMS INC.

By:  /s/David Ottensoser                                         May 22, 2006
     -----------------------
     Name:  David Ottensoser
     Title: Corporate Secretary

                                INDEX TO EXHIBITS


        EXHIBIT NO.

                                  DESCRIPTION

        4.1    Memorandum of Association of NICE Systems Ltd.
               (an English translation) (previously filed as Exhibit 3.1 to, and incorporated by reference from, NICE's Registration Statement on Form F-3/A (Registration No. 333-127883) filed with the Commission on October 14, 2005).

        4.2 Articles of Association of NICE Systems Ltd. approved by the Annual General Meeting of the Company's shareholders held on September 28, 2005 (previously filed as Exhibit 3.2 to, and incorporated by reference from, NICE's Registration Statement on Form F-3/A (Registration No. 333-127883) filed with the Commission on October 14, 2005).

        4.3 Form of Share Certificate (previously filed as Exhibit 4.1 to, and incorporated by reference from, NICE's Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-99640) filed with the Commission on December 29, 1995).

        4.4   NICE Systems Ltd. 2003 Stock Option Plan (previously filed as
              Exhibit 4.4 to, and incorporated by reference from, NICE's Registration Statement on Form S-8 (Registration No. 333-111112) filed with the Commission on December 12, 2003).

        5     Opinion of Goldfarb, Levy, Eran, Meiri & Co.

        23.1 Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global.

        23.2  Consent of Goldfarb, Levy, Eran, Meiri & Co.
              (included in Exhibit 5).

        24 Power of Attorney (included in signature page of this Registration Statement).